Exhibit 5.1

[LETTERHEAD OF LANDWIRTSCHAFTLICHE RENTENBANK]

Landwirtschaftliche Rentenbank

Hochstrasse 2

60313 Frankfurt am Main

Germany

October 11, 2019

Ladies and Gentlemen,

In connection with the filing of a registration statement (the "Registration Statement") under Schedule B of the Securities Act of 1933 (the "Act") and the preparation of the prospectus (the "Prospectus") relating to debt securities (the "Securities") of Landwirtschaftliche Rentenbank ("Rentenbank"), an institution organized under the public law of the Federal Republic of Germany, to be issued from time to time in accordance with the terms of a Fiscal Agency Agreement, between Rentenbank and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Fiscal Agent (as amended, the "Fiscal Agency Agreement"), we, as members of the legal department of Rentenbank, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we are of the opinion that:

1.	Rentenbank has been duly established and is validly existing as a credit institution under the public law of the Federal Republic of Germany;

2.	Rentenbank has full power and authority to issue the Securities, to enter into the Fiscal Agency Agreement and to perform its obligations thereunder;

3.	the Fiscal Agency Agreement has been duly authorized, executed and delivered by Rentenbank; and

4.	when the Registration Statement has become effective under the Act, the terms of the Securities and their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement relating to the Securities and the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of Rentenbank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

In rendering the foregoing opinion, we have assumed that such Securities when issued do not violate any applicable law or agreement then binding Rentenbank. Further, we note that the enforcement of any agreement, instrument (including the Securities) or right may be limited by bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium, limitation and similar laws of general applicability relating to or affecting the rights of creditors and by general equity principles.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have made no independent investigation of the laws of the United States of America or the State of New York and do not express or imply any opinion on such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Landwirtschaftliche Rentenbank Legal Department

Landwirtschaftliche Rentenbank

Legal Department